Exhibit 10.8

AMENDED RETENTION BONUS AGREEMENT

Dated as of January 2, 2006, between WILBER NATIONAL BANK, (“WNB”), and DOUGLAS C. GULOTTY (the “Executive”).

RECITALS

A.          WNB is a wholly owned subsidiary of the Wilber Corporation, a New York corporation with its principal office in Oneonta, New York 13820 (the “Company”).

B.          WNB and the Executive acknowledge the ownership consolidation that is occurring in the financial institutions industry, particularly among community banks, and WNB and Executive acknowledge that at some point. it may be appropriate for the Company and/or WNB to participate in this industry consolidation.

C.         WNB recognizes the value of the Executive’s services to WNB and desires to insure that the Executive has adequate incentive to continue in the employment with WNB in his present position or in a similar position with enhanced responsibilities.

D.         Given the current consolidation occurring within the financial institutions industry, the Executive desires to continue in the employment of WNB with appropriate financial incentives.

NOW, THEREFORE, in consideration of the foregoing Recitals and of the promises and mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, WNB and Executive agree as follows:

1.          Term. This Agreement shall terminate, except to the extent that any obligation of WNB hereunder remains unpaid as of such time, upon the earliest of (i) the termination of the Term of Employment as defined in the Employment Agreement between WNB and the Executive if a Change in Control of the Company or of WNB has not occurred prior to such date; and (ii) the termination of the Executive’s employment with WNB pursuant to the terms of this Agreement.

2.          Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:

a.          “Change in Control” For purposes of this Agreement, a Change in Control shall be deemed to have occurred (unless Executive shall have agreed in writing to the contrary) if (i) there shall be consummated (x) any consolidation or merger of the Company or of WNB in which the Company or WNB is not the continuing or surviving corporation or pursuant to which shares of the Company’s or WNB’s Common Stock would be converted into cash,

Exhibit 10.8

securities or other property, other than a merger of the Company or of WNB in which the holders of the Company’s or WNB’s Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company or of WNB , or (ii) the stockholders of the Company or of WNB approved any plan or proposal for the liquidation or dissolution of the Company or of WNB, or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company or Brian R. Wright, his spouse or his children, shall become the beneficial owner (as defined above) of 50% or more of the Company’s outstanding Common Stock, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors of Company shall cease for any reason (other than due to inability to continue due to illness, death or reaching age of mandatory retirement) to constitute a majority thereof unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

b.          “Coincident With” shall mean any time within nine months prior to the consummation of a change in Control.

c.          “Current Annual Salary” shall mean current gross annual salary, excluding incentive payments, profit sharing payments and commissions.

3.          Change in Control and Retention Bonus. If a Change in Control is consummated and on the date of the consummation of the Change in Control, the Executive is employed by WNB in a position having the same level of responsibilities as the position that Executive held on the date hereof (or in a similar position with enhanced responsibilities), WNB shall pay to the Executive in a lump sum, in cash, within five days following the date of the Change in Control, a Retention Bonus of 200% of his Current Annual Salary as defined above in paragraph 2(c).

3.1        If the lump sum payment under this Section 3, either alone or together with other payments, which the Executive has the right to receive from WNB, would constitute a “parachute payment”, as defined in Section 28OG of the Internal Revenue Code of 1986, as amended, (the “Code”), such lump sum payment shall be reduced to the largest amount as will result in no portion of the lump sum payment under this Section 3 being subject to the excise tax imposed by Section 4999 of the Code. The determination of any reduction in the lump sum payment under this Section 3, pursuant to the foregoing provision, shall be made by WNB in good faith.

3.2        WNB and the Executive acknowledge that pursuant to Section 10.4, “Termination”, of the current Personnel Handbook of the Bank, current or

Exhibit 10.8

as amended, Executive may be entitled to receive certain benefits if the Executive’s services are terminated. Nothing contained herein is intended to alter these benefits in the event of termination.

4.          Termination of Executive by WNB Coincident with a Change in Control. If coincident with a change in control, unless in furtherance of a Business Plan adopted in good faith earlier than nine months of a change in control, and the Executive at the date of termination held a position having the same level of responsibilities as the position Executive held on the date hereof (or held a similar position with enhanced responsibilities), WNB shall pay the Executive, within five days following the consummation of the Change in Control, the same Retention Bonus in amount and manner described in Section 3 above, unless the Executive’s termination by WNB was for “cause” which is defined for the purposes of this paragraph as:

a.          any willful or gross misconduct by Executive with respect to the business and affairs of WNB, or with respect to any of its affiliates for which Executive is assigned material responsibilities or duties;

b.          the conviction of Executive of a felony (after the earlier of the expiration of any applicable appeal period without perfection of an appeal by Executive or the denial of any appeal as to which no further appeal or review is available to Executive) whether or not committed in the course of his employment by WNB;

c.          personal dishonesty or breach of fiduciary duty to WNB that in either case results or was intended to result in personal profit to the Executive at the expense of WNB.

d.          Executive’s willful neglect, failure, or refusal to carry out his duties hereunder in a reasonable manner (other than any such failure resulting from disability or death or from termination by Executive for Good Reason, as defined in the Employment Agreement between the Executive and WNB) after a written demand for substantial performance is delivered to Executive by the Board of Directors of WNB (the “Board”) that specifically identifies the manner in which WNB believes that Executive has not substantially performed his duties and Executive has not resumed substantial performance of his duties on a continuous basis within thirty (30) days of receiving such demand; or

e.          the breach by Executive of any representation or warranty in section 6(a) of the Employment Agreement between Executive and WNB or of any agreement contained in section 1, 4, 5, or 6(b) of such Employment Agreement, which breach is material and adverse to WNB or any of its affiliates for which Executive is assigned material responsibilities or duties; or

f.           willful violation of any law, rule or regulations (other than traffic violations or similar violations) or cease-and-desist order, court order,

Exhibit 10.8

judgment or supervisory agreement which violation is materially and demonstrably injurious to WNB; or

g.          Executive, directly or indirectly, alone or as a member of a partnership, or as an officer, directors, member or shareholder of any other entity, is engaged in or concerned with any pursuit that might conflict with WNB’s business, or affect Executive’s ability to perform his duties or create an appearance of conflict.

In the event of the Executive’s termination pursuant to this Section 4 (for other than cause as defined in this Section 4), the Executive shall not be subject to the non-compete restriction described in this Agreement.

5.          Termination of Employment by Executive/Non-Competition Agreement. In the event the Executive voluntarily terminates his own employment within six (6) months after the date of consummation of the Change in Control and subsequent to receipt of the Retention Bonus provided for in Section 3 above, the Executive agrees not to compete, directly or indirectly, with the Company, WNB or any successor or subsidiary of either, as an employee, officer, director, independent contractor, consultant, or shareholder of any financial services company or any other entity or person providing financial services, including but not limited to lending, securities, brokerage, trust or insurance products or services, which has an office or location that is located within a 75 mile radius of Oneonta, New York, or such other office of WNB at which such Executive was physically located during the majority of Executive’s work tenure for WNB, for a period of one (1) year following the date of such termination.

6.          Withholding. All payments made hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as WNB may reasonably determine should be withheld pursuant to any applicable law or regulation.

7.          Non-Disclosure. During the term of his employment with WNB, or at any time thereafter, the Executive shall not disclose or use (except in the course of his employment hereunder) any WNB customer information or any confidential or proprietary information or data of the WNB or the Company or any of their subsidiaries or affiliates, including any such information with respect to a sale or merger of WNB or the Company, regardless of whether such information or data is embodied in writing or other physical form.

8.          Successors; Binding Agreement. This Agreement shall be binding upon and inure to the benefit of WNB and the Executive and their respective successors, assigns, personal or legal representatives, executors, administrators, heirs, distributes, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts shall be paid in accordance with the terms of this

Exhibit 10.8

Agreement to his devisee, legatee or other designee, or if there be no such designee, to the Executive’s estate.

9.          Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and WNB. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

10.        Termination of Agreement. Notwithstanding any other provisions of this Agreement, the rights, duties and obligations of all parties to this Agreement shall cease, and this Agreement shall terminate on December 31, 2010, provided, however, that this Agreement shall be extended after said date, up to nine (9) months, from the date of the first announcement prior to said date of an ownership consolidation which might result in a Change in Control provided further that said announced ownership consolidation is consummated in a Change of Control on a date within nine (9) months from the date of said announcement.

11.        Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of New York, without giving effect to the principles of conflict of law thereof. The parties hereby designate Otsego County, New York to be the proper jurisdiction and venue for any suit or action arising out of this Agreement. Each of the parties consents to personal jurisdiction in such venue for such a proceeding and agrees that it may be served with process in any action with respect to this Agreement or the transactions contemplated thereby by certified or registered mail, return receipt requested, or to it registered agent for service of process in the State of New York. Each of the parties irrevocably and unconditionally waives and agrees, to the fullest extent permitted by law, not to plead any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action or claim with respect to this Agreement or the transactions contemplated thereby brought in the courts aforesaid.

12.        Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Exhibit 10.8

14.        Confidentiality. The Executive shall retain in confidence any and all confidential information known to the Executive concerning the Company and WNB and its business so long as such information is not otherwise publicly disclosed.

15.        Arbitration Procedures. All disputes relating to this Agreement shall be submitted to expedited commercial arbitration under the rules of the American Arbitration Association in Binghamton, New York, with an arbiter who is mutually acceptable to both parties being selected to preside over such arbitration. The Federal Rules of Evidence shall apply, and the arbiter shall establish the applicable rules of discovery. The prevailing party in any arbitration shall be entitled to recover from the other party all fees and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred in connection with such arbitration. The arbiter shall determine the scope of arbitrability. The only judicial relief shall be (a) interim equitable relief and (b) relief in aid of or to enforce arbitration.

16.        No Right to Continued Employment. Nothing in this Agreement should be construed to constitute an employment agreement for any length of time of the Executive by WNB and nothing in this Agreement shall be deemed to give Executive the right to be retained in the employ of WNB or to interfere with the right of WNB to discharge the Executive at any time and for any lawful reason, subject in all cases to the terms of this Agreement and to any Employment Agreement between the Executive and WNB.

17.        No Assignment of Benefits. Except as otherwise provided herein or by law, no right or interest of any Executive under the Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Executive under this Agreement shall be liable for, or subject to, any obligation or liability of such Executive.

18.        Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to WNB:	Wilber National Bank
245 Main Street
Oneonta, NY 13820
Attention: Chief Financial Officer

If to the Executive:	Douglas C. Gulotty
911 County Highway 36
Westford, NY 13488

Exhibit 10.8

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

WILBER NATIONAL BANK

By: /s/ Brian R. Wright
Name: Brian R. Wright
Title: Chairman

/s/ Douglas C. Gulotty
Douglas C. Gulotty, Executive